Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into by and between Brian L. Ketcham (“Ketcham”) and Lindsay Corporation (the “Company”) to become effective on the Effective Date (as defined in Section 14), on the terms and subject to the conditions set forth herein.

RECITALS

WHEREAS, Ketcham currently serves as Senior Vice President and Chief Financial Officer of Company, but has notified the Company’s Board of Directors of his intention to retire from such position effective December 31, 2025;

WHEREAS, in order to assure access to Ketcham’s unique and valuable services and an effective leadership transition, the Company desires to retain Ketcham as a consultant for a specified consulting period on the terms and conditions set forth herein; and

WHEREAS, Ketcham agrees to provide consulting and transition services to the Company during the specified consulting period on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the promises and covenants contained below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Retirement Date. Ketcham’s employment with the Company will terminate on December 31, 2025 (the “Retirement Date”).

2. Final Compensation. Subject to Section 14, through the Retirement Date, Ketcham will continue to (i) receive his base salary as in effect on the date of this Agreement, subject to the Company’s payroll cycle, less applicable withholdings; (ii) be eligible to participate in all health and welfare benefit plans in which he is enrolled as of the date of this Agreement; (iii) vest and receive any applicable cash payment under the Company’s Management Incentive Plan for the 2025 Plan Year; and (iv) vest and settle in any equity awards issued to him under the Long-Term Incentive Plans (as defined in Section 3.d below) that are scheduled to vest on or before the Retirement Date. Except as otherwise specifically provided in this Agreement, all compensation and benefits shall terminate as of the Retirement Date. Ketcham’s final employee compensation will be calculated and paid in accordance with the Company’s regular payroll practices and policies, less applicable withholdings, and Ketcham’s final paycheck will include a payout of all accrued, unused vacation pay owed, if any (collectively, the “Final Compensation”). For the sake of clarity and considering his Retirement Date, Ketcham shall not participate in the Company’s Management Incentive Plan for the 2026 Plan Year and shall not be issued any new equity awards under the Long-Term Incentive Plans.

3. Benefits. Notwithstanding Section 2 above, nothing in this Agreement shall be deemed to limit or affect, or in any way diminish or prevent Ketcham from receiving, the benefits he has or is entitled to under any pension or retirement plan created or maintained by the Company of which he is qualified to be a participant (the “Benefits”). All such Benefits shall be determined by the terms of the applicable plan. Without limiting the generality of the foregoing, Ketcham is entitled to the following:

a. 401(k) Plan. Ketcham is an active participant in the Company’s 401(k) Plan and Ketcham’s vested benefits in such Plan may be left in the Plan, rolled over or paid pursuant to the 401(k) Plan provisions and applicable law.

b. Nonqualified Deferred Compensation Plan. Ketcham is an active participant in the Company’s Nonqualified Deferred Compensation Plan and Ketcham’s vested interest in the amounts credited to his account under such Plan shall be distributed pursuant to the terms of such Plan. During the Consulting Period (defined in Section 4 below), Ketcham shall not be eligible to contribute to the Company’s Nonqualified Deferred Compensation Plan.

c. Group Life Insurance. Ketcham’s life insurance coverage under the Company’s group plan will terminate on the Retirement Date. Ketcham may contact the Company’s life insurance representative to discuss converting this policy to an individual policy.

d. Long-Term Incentive Plans. Ketcham has participated in the Company’s Long-Term Incentive Plans (the “Long-Term Incentive Plans”). All performance stock units, restricted stock units and stock options awarded to Ketcham under the Long-Term Incentive Plans (“Ketcham LTI Awards”) shall be administered in accordance with the Long-Term Incentive Plans and the award agreements for the Ketcham LTI Awards, except as otherwise specifically provided to the contrary in Section 4.e below. Except as otherwise specifically provided in such Section 4.e, all remaining unvested Ketcham LTI Awards will be forfeited by Ketcham as of the Retirement Date.

e. Health Insurance Plans and COBRA. Ketcham’s coverage under the Company’s health insurance plans will terminate on the Retirement Date. Thereafter, Ketcham is eligible to elect to continue group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and otherwise to the extent provided by law, subject to COBRA rules and provisions. If Ketcham timely elects to continue insurance coverage to the extent allowed by COBRA, Company shall pay Ketcham’s full COBRA premium to maintain group health insurance for the twelve (12) month period immediately following the Retirement Date (the “COBRA Assistance Period”). Following expiration of the COBRA Assistance Period, Ketcham may be eligible to continue group health insurance coverage to the extent provided by COBRA and Ketcham shall be responsible for paying Company’s COBRA administrator 100% of the applicable COBRA premium (plus any applicable administrative fee) for the duration of any continued period of COBRA coverage. Employee shall immediately notify Company if he obtains other group health insurance coverage.

4. Consulting Services. Beginning on January 1, 2026 and continuing thereafter until December 31, 2026 (the “Consulting Period”), Ketcham shall provide consulting and transition services to the Company as reasonably requested by the Company’s Chief Executive Officer (the “Consulting Services”). It is intended that such Consulting Services will consist of providing transition services with respect to the successor Chief Financial Officer, providing coaching services to the Company’s senior management team and providing other general advice reasonably requested by, and pursuant to, the Company’s Chief Executive Officer’s direction. Ketcham shall use his good faith efforts to perform such services in a customary and professional manner.

a. Availability. Ketcham agrees to be available to provide up to forty (40) hours per month on average of Consulting Services during the Consulting Period.

b. Cash Compensation. As partial consideration for the Consulting Services described above and Ketcham’s covenants in Sections 4.c, 8, 10 and 11 below, during the Consulting Period, Company agrees to pay Ketcham the gross amount of $300,000, payable in four installments of $75,000 each on March 31, June 30, September 30 and December 31, 2026 (the “Consulting Payments”).

c. Post-Termination Covenants. Ketcham acknowledges and agrees that he will continue to be bound by the post-termination covenants in the Proprietary Matters Agreement, dated April 5, 2016, between Ketcham and the Company (the “PMA”), including, without limitation, the covenants in Sections 2, 3 and 4 thereof. In addition, during the Consulting Period, Ketcham shall not be employed or engaged by, or serve as a director or advisor of, any person or entity that (i) directly competes with the Company’s irrigation or infrastructure businesses, or (ii) would otherwise cause interference with Ketcham’s obligations under this Agreement.

d. Consulting Expenses. During the Consulting Period, Ketcham will be reimbursed for all reasonable business expenses that Ketcham incurs at the request of the Company in performing the Consulting Services for the Company, in accordance with applicable policies and procedures of the Company; provided, however, that such expenses are pre-approved by the Chief Executive Officer of Company and properly submitted and substantiated as requested by the Company.

e. Ketcham LTI Awards. As additional consideration for the Consulting Services described above and Ketcham’s covenants in Sections 4.c, 8, 10 and 11 of this Agreement, the Ketcham LTI Awards which are outstanding on the Retirement Date shall be treated in the manner provided in Exhibit “A” attached hereto beginning on the Effective Date of this Agreement, which shall be deemed to modify and amend the applicable award agreements for the Ketcham LTI Awards. All remaining unvested Ketcham LTI Awards will be forfeited by Ketcham as of the Retirement Date, except as otherwise specifically provided in Exhibit “A”.

5. Independent Contractor Status. During the Consulting Period, Ketcham will be performing the Consulting Services as an independent contractor and shall not be treated as an employee of the Company. Unless otherwise specified in this Agreement or the terms of the Company’s benefit plans, Ketcham, as an independent contractor, and except as expressly provided in this Agreement, shall not be eligible for the Company’s employee benefit plans. Ketcham will be responsible for the payment of all federal and state taxes, insurance, and non-reimbursed expenses attributable to his performance of the Consulting Services. During the Consulting Period, Ketcham shall not have the power or authority to contract in the name of the Company or bind the Company in any manner. The Company shall indemnify and hold Ketcham harmless from and against any and all liability, actions, claims, demands, suits, costs, and expenses, including reasonable attorney fees and costs of litigation and/or settlement, asserted against or imposed upon Ketcham and arising, directly or indirectly, from any acts of Ketcham during the Consulting Period. The foregoing sentence shall not apply to any acts of Ketcham during the Consulting Period which exceed and violate the limitations on his power and authority set forth in this Section 5.

6. Release. Except as otherwise expressly provided in this Agreement, on the Effective Date, Ketcham voluntarily and forever releases the Company, its subsidiaries and affiliates, and their respective current and former shareholders, directors, officers, members, managers, employees, attorneys, representatives and/or agents (collectively, the “Released Parties”), collectively and individually, from any and all claims, damages (including reasonable attorney fees), demands, actions, or causes of action of any kind or nature, whether under contract or tort, whether known or unknown (collectively the “Claims”), that Ketcham, his heirs, executors, administrators, successors, and assigns has, or may have, up to and including the Effective Date, arising out of Ketcham’s employment with the Company and/or the termination of Ketcham’s employment with the Company, including, without limitation, any Claims under any agreement between the parties, any Claim under any arrangement, policy or plan of the Company (except for claims Ketcham may have under this Agreement), or any Claims under any federal, state or local statutory or common laws, including, without limitation, the Age Discrimination in Employment Act, Older Workers Benefit Protection Act, National Labor Relations Act, Title VII of the

Civil Rights Act, Americans with Disabilities Act, Fair Labor Standards Act, Family and Medical Leave Act, Employee Retirement Income Security Act, Nebraska Age Discrimination in Employment Act, Nebraska Wage Payment and Collection Act, Nebraska Fair Employment Practices Act, and any applicable state wage payment laws, all as amended. Ketcham hereby acknowledges and agrees that Ketcham is knowingly and voluntarily releasing and waiving all such Claims that Ketcham has or may have against the Released Parties. Ketcham further promises and covenants not to sue any of the Released Parties on the basis of any of the Claims released by Ketcham as provided in this Section 6.

This Release shall not preclude: (a) an action to enforce the specific terms of this Agreement; (b) any claims based on acts or events after this Agreement has become effective; (c) any unemployment or workers compensation benefits to which Ketcham may be entitled; (d) any benefits that have become vested under the Employee Retirement Income Security Act of 1974; (e) Ketcham’s rights to indemnification by the Company or its affiliates; or (f) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission, or other similar federal, state, or local administrative agencies. Ketcham further understands and agrees that: (i) Ketcham is not prohibited from reporting information to, or participating in any investigation or proceeding conducted by, the Securities and Exchange Commission (“SEC”) or any other federal, state, or local governmental agency or entity and that Ketcham need not notify the Company in advance of any such reporting or participation; (ii) Ketcham is not precluded from providing truthful testimony in response to a valid subpoena, court order, or regulatory request; and (iii) nothing in this Agreement limits Ketcham’s right to receive an award or monetary recovery pursuant to the SEC’s whistleblower program.

7. No Admission. Ketcham and the Company agree that this Agreement does not constitute an admission by Ketcham or the Released Parties of any violation of any federal, state or local laws, rules or regulations or of any liability under contract or tort theories. Ketcham and the Released Parties specifically disclaim any wrongdoing whatsoever against each other.

8. Nondisparagement. During the Consulting Period and thereafter, Ketcham agrees not to directly or indirectly make any disparaging, critical or otherwise detrimental comments to any person or entity concerning the Company, its subsidiaries, any member of the Board of Directors and/or senior management team, the products or services provided or to be provided by the Company or its subsidiaries, the business affairs or the financial condition of the Company or its subsidiaries, or the circumstances surrounding Ketcham’s employment with, or his retirement from, the Company. During the Consulting Period and thereafter, the Company agrees not to, and will direct its Board of Directors and senior management team not to, directly or indirectly make any disparaging, critical or otherwise detrimental comments to any person or entity concerning Ketcham, his employment with the Company, the conduct of Ketcham or any circumstances surrounding Ketcham’s employment with, or his retirement from, the Company.

9. Disclosure Obligations, Stock Ownership and Trading Restrictions. Ketcham hereby expressly consents to public disclosure of information regarding Ketcham as required by SEC regulations including, without limitation, disclosure regarding his retirement and the terms of this Agreement. Effective as of the Retirement Date, Ketcham shall cease to be subject to the Company’s stock ownership requirements and trading restrictions (other than such trading restrictions that apply to Company consultants or are imposed by applicable law).

10. Cooperation. During the Consulting Period and thereafter, Ketcham shall provide reasonable cooperation and assistance to the Company in any dispute, proceeding or investigation in which the Released Parties may be involved and which involves facts or events that existed or arose during Ketcham’s employment with the Company or which exist or arise during the Consulting Period.

The Company shall be responsible for any reasonable costs, expenses and attorney’s fees incurred by Ketcham as a result of such assistance. The Indemnification Agreement dated August 17, 2020 between the Company and Ketcham as well as the Company’s Directors and Officers insurance coverage shall continue to apply to any claims brought against Ketcham in his officer capacity with the Company in accordance with the relevant Company governance and insurance coverage plan documents. To the extent that the time commitment to provide such assistance exceeds the time commitment outlined in Section 4.a. for Consulting Services for the Consulting Period, and, in addition, for any time after the Consulting Period ends, Ketcham will be paid on an hourly basis for such assistance in an amount to be negotiated by the parties at that time.

11. Return of Property. Ketcham agrees within fourteen (14) days of the Retirement Date or, to the extent that such property is reasonably required for his performance of the Consulting Services, at the end of the Consulting Period or upon demand by the Company, to return to the Company all Company property of every kind, including but not limited to, all computers, laptops, cell phones, manuals, books, keys, access cards, credit cards, calling cards, records, computer passwords, personnel lists, customer lists, and all other lists and other written or printed materials which contain any Confidential Information, as defined in the PMA, belonging to the Company, whether furnished by the Company or prepared by Ketcham or anyone else.

12. Remedies. Ketcham acknowledges that, as of the Effective Date, he has not initiated any administrative or legal proceeding of any kind against the Released Parties, has not sold, assigned, transferred, conveyed, or otherwise previously disposed of any claim or demand relating to any matter covered by this Agreement or otherwise engaged in any conduct that would be considered a material breach of this Agreement. Ketcham acknowledges and agrees that a material breach of any of the promises or agreements contained herein will result in irreparable and continuing damage to the Company for which there may not be an adequate remedy at law. As such, Ketcham acknowledges and agrees that, in the event of a material breach or threatened or intended material breach of this Agreement by Ketcham, in addition to all other legal and equitable remedies available to it, the Company shall be entitled to injunctive relief to enforce this Agreement. The Company acknowledges that, as of the Effective Date, it has not initiated any administrative or legal proceeding of any kind against Ketcham, has not sold, assigned, transferred, conveyed, or otherwise previously disposed of any claim or demand relating to any matter covered by this Agreement or otherwise engaged in any conduct that would be considered a material breach of this Agreement. The Company acknowledges and agrees that a material breach of any of the promises or agreements contained herein will result in irreparable and continuing damage to Ketcham for which there may not be an adequate remedy at law. As such, the Company acknowledges and agrees that, in the event of a material breach or threatened or intended material breach of this Agreement by the Company, in addition to all other legal and equitable remedies available to it, Ketcham shall be entitled to injunctive relief to enforce this Agreement.

The Company shall also be entitled to terminate Ketcham’s Consulting Services and the Consulting Period for Cause (as defined below); provided that prior to such termination for Cause, the Company shall notify Ketcham in writing of its intent to terminate his Consulting Services and the Consulting Period for Cause, shall state the reason and give grounds therefor, and shall give Ketcham twenty (20) days after receipt of such notice to cure such material breach if it is capable of being cured. Upon the effective date of any such termination of Ketcham’s Consulting Services and the Consulting Period for Cause, (i) the Company shall have no further obligations to Ketcham under this Agreement, (ii) he shall not be eligible to receive any remaining Consulting Payments described in Section 4.b above, and (iii) he will not be eligible to vest in any of the Ketcham LTI Awards that were eligible to vest after such date in accordance with Exhibit “A”, and the period for Ketcham to exercise any outstanding stock options will end ninety (90) days after the effective date of the Consulting Services and Consulting Period termination.

For purposes of this Section 12, the term “Cause” means (i) any conviction of Ketcham for a felony; (ii) any material breach by Ketcham of this Agreement or the willful failure of Ketcham to comply with any lawful directive of the Chief Executive Officer; or (iii) dishonesty or gross negligence by Ketcham in the performance of the Consulting Services hereunder.

Ketcham shall be entitled to terminate this Agreement prior to December 31, 2026 and shall be entitled to receive the full benefit of all Final Compensation and Benefits as outlined in this Agreement, as if the Agreement had not terminated early, in the event of any material breach by the Company, its Board of Directors, and/or senior management team, of the obligations to Ketcham set forth in this Agreement, including, but not limited to, Section 8 regarding non-disparagement of Ketcham; provided that prior to such a termination, Ketcham shall notify the Company in writing of his intent to terminate this Agreement, shall state the reason and give grounds therefor, and shall give the Company twenty (20) days after receipt of such notice to cure such breach if it is capable of being cured.

13. Review Period. This Agreement affects the legal rights of the parties. The Company advises Ketcham to consult with an attorney prior to signing this Agreement. Ketcham confirms and acknowledges that he has read and understands this Agreement and that he has signed this Agreement freely and voluntarily with the intent to fully release the Released Parties from any and all Claims. Ketcham further acknowledges that he has been given up to twenty-one (21) days to consider signing this Agreement (the “Review Period”). Ketcham may sign this Agreement before the expiration of the Review Period by signing and delivering to the Company this Agreement and the “Waiver of the 21-Day Review Period” attached hereto as Exhibit “B” and incorporated herein by this reference.

14. Effective Date and Revocation Period. This Agreement shall become effective and enforceable only if Ketcham retires on December 31, 2025, and executes and delivers to the Company a release in the form of Exhibit “C” attached hereto (the “Release”) on or within twenty-one (21) days after December 31, 2025 and does not deliver a revocation within the Revocation Period (as defined below). This Agreement will not become effective if (i) Ketcham voluntarily terminates his employment with the Company before December 31, 2025, (ii) his employment with the Company is terminated before December 31, 2025 for “Cause,” as such term was defined in the Employment Agreement between the Company and Ketcham executed on April 5, 2016 (provided that prior to such termination for such Cause, the Company shall notify Ketcham in writing of its intent to terminate his employment for such Cause, shall state the reason and give grounds therefor, and shall give Ketcham twenty (20) days to cure such breach if it is capable of being cured), (iii) he fails to execute and deliver the Release to the Company on or before the date provided above, or (iv) he revokes the Release and this Agreement during the Revocation Period.

Ketcham may revoke the Release and this Agreement for a period of up to seven (7) days after he executes the Release, not including the day the Release is signed (the “Revocation Period”). To revoke the Release and this Agreement, Ketcham must give written notice to the Company stating that he wishes to revoke the Release and this Agreement. The written notice must be hand delivered or sent by a nationally recognized overnight courier services or mailed via first class mail, and received by Eric Arneson, General Counsel, no later than midnight on the last (seventh (7th)) day of the Revocation Period. If (i) Ketcham’s employment with the Company is not terminated before December 31, 2025, (ii) he timely delivers an executed Release, and (iii) he does not deliver a revocation during the Revocation Period, this Agreement shall become effective on the date following the expiration of the Revocation Period (the “Effective Date”).

15. General.

a. Governing Law and Venue. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Nebraska. Each party agrees that any action by either party to enforce the terms of this Agreement may be brought by the other party in an appropriate state or federal court in Nebraska and waives all objections based upon lack of jurisdiction or improper or inconvenient venue of any such court.

b. Assignability. This Agreement and the rights, interests and obligations of the Company hereunder shall be assignable by the Company only in connection with a change of control of the Company. Otherwise, this Agreement is not assignable by the Company or Ketcham.

c. Entire Agreement. This Agreement, including the initial paragraph, the recitals to this Agreement, and the Exhibits to this Agreement, each of which is incorporated herein and made part of this Agreement by this reference, constitutes the entire agreement and understanding of the parties relating to all of the subject matter herein, and supersedes all prior agreements, arrangements and understandings, written or oral between the parties concerning such subject matter; provided, however, (i) any obligations of the Company and Ketcham in the Employment Agreement, dated April 5, 2016, between the Company and Ketcham, which by their terms survive the termination of such Employment Agreement, shall remain in effect; (ii) any post-employment obligations of the Company and Ketcham in the PMA, shall remain in effect; and (iii) any post-employment obligations of the Company in the Indemnification Agreement dated August 17, 2020 between the Company and Ketcham shall remain in effect. This Agreement may not be modified or supplemented except by a written instrument signed by each of the parties.

d. Reformation. Ketcham and the Company intend and agree that if a court of competent jurisdiction determines that the scope of any provision of this Agreement is too broad to be enforced as written, the court should reform such provision(s) to such narrower scope as it determines to be enforceable.

e. Severability. Ketcham and the Company further agree that if any provision of this Agreement is determined to be unenforceable for any reason, and such provision cannot be reformed by the court as anticipated above, such provision shall be deemed separate and severable, and the unenforceability of any such provision shall not invalidate or render unenforceable any of the remaining provisions hereof.

f. Designation of Beneficiary. Ketcham may, by written instrument delivered to the Company, designate a beneficiary or beneficiaries to receive any payments to which he may be entitled under this Agreement or any Company benefit programs which become payable following his death, and at any time or from time to time may change such designated beneficiary by similar written instrument, and the Company shall be fully protected in making any such payments to such designated beneficiary. In the event of Ketcham’s death when no such beneficiary designation is in effect, the Company shall make payment of any amounts to which Ketcham was entitled following Ketcham’s death to his personal representative, heirs, devisees or legatees.

g. Notices. Notices contemplated by this Agreement shall be in writing and shall be deemed given when delivered in person or sent by a nationally recognized overnight courier service or mailed by first class mail, postage prepaid and return receipt requested, or by registered mail, to the Company at 18135 Burke Street, Suite 100, Omaha, Nebraska, 68022, Attention: General Counsel, and to Brian Ketcham at 18135 Burke Street, Suite 100, Omaha, Nebraska, 68022, or to such other address as either party so notifies to the other.

h. Counterparts. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be taken to be an original, but such counterparts shall together constitute one and the same document.

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IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement on the date set forth below.

LINDSAY CORPORATION	BRIAN L. KETCHAM

By: /s/ Eric R. Arneson	By: /s/ Brian L. Ketcham

Name: Eric R. Arneson

Its: SVP, General Counsel & Secretary

Date: July 23, 2025	Date: July 23, 2025

EXHIBIT “A”

KETCHAM LTI AWARDS

A.

Continued Vesting of Ketcham LTI Awards Which Are Outstanding on the Retirement Date. The Ketcham LTI Awards that are outstanding on the Retirement Date will continue to vest during the Consulting Period to the same extent they otherwise would have vested had Ketcham remained an employee of the Company during such time, as provided below. Accordingly, Ketcham will be eligible to receive additional vesting in the outstanding Ketcham LTI Awards if he is still providing Consulting Services under the Agreement on the applicable vesting date that occurs during the Consulting Period (or if he has died or suffered a permanent and total disability during the Consulting Period, as set forth below), and Ketcham will forfeit at the end of the Consulting Period any portion of the outstanding Ketcham LTI Awards that do not vest during the Consulting Period.

•

Ketcham’s performance stock units (“PSUs”) granted on 10/23/23 and 10/28/24 will continue to vest during the Consulting Period based on the Company’s actual performance and will be paid out, if at all, following the end of the applicable three- year performance period to the extent it ends during the Consulting Period.

•

Ketcham’s restricted stock units (“RSUs”) granted on 10/23/23 and 10/28/24 will continue to vest upon the applicable vesting dates that occur during the Consulting Period and the vested portion will be paid out in accordance with the terms of the applicable Long-Term Incentive Plan.

•

Ketcham’s stock options (“Options”) granted on 10/31/17, 10/22/18, 10/31/19, 10/26/20, 10/25/21, 10/24/22, 10/23/23 and 10/28/24 will continue to vest on the applicable vesting dates that occur during the Consulting Period.

•

In the event of Ketcham’s death or permanent and total disability during the Consulting Period, the prorated portions of Ketcham’s PSUs (subject to the performance conditions), RSUs and Options that remain eligible to vest will become immediately vested upon such event.

•

In the event of a Change in Control (as defined in the applicable Long-Term Incentive Plan), the vesting of Ketcham’s PSUs, RSUs and Options shall be governed by the terms of the applicable Ketcham LTI Award and the applicable Long-Term Incentive Plan, except that, for the avoidance of doubt, Section 3.3 of the Ketcham LTI Awards for his RSUs and Section 2.3 of the Ketcham LTI Awards for his Options shall no longer apply.

•

In the event of termination of Ketcham’s Consulting Services and the Consulting Period for Cause pursuant to Section 12 of the Agreement, Ketcham’s PSUs, RSUs and Options that have not vested before the date of termination of Ketcham’s Consulting Services and Consulting Period shall thereupon be forfeited on such date.

B.

Period to Exercise Outstanding Stock Option. The period for Ketcham to exercise his vested Options will continue during the Consulting Period and will end ninety (90) days after termination of the Consulting Period for any reason, but in no event later than each Option’s original expiration date.

C.

Eligible Awards. Set forth below are the numbers of shares and certain other information regarding Ketcham’s RSUs, PSUs and Options which will remain outstanding on the Retirement Date that will continue to be eligible to vest during the Consulting Period as if Ketcham had remained employed.

Restricted Stock Units

Grant Date	Units Outstanding		Vesting

10/23/23	346		3 year ratable

10/28/24	894		3 year ratable

Performance Stock Units

Grant Date	Units Outstanding (at target)		Vesting

10/23/23	2,074		3 year cliff

10/28/24	2,682		3 year cliff

Stock Options

Grant Date	Options Outstanding	Exercise Price	Vesting

10/31/17	3,840	$91.56	3 year ratable

10/22/18	3,743	$91.82	3 year ratable

10/31/19	3,825	$94.41	3 year ratable

10/26/20	3,015	$110.42	3 year ratable

10/25/21	2,538	$145.93	3 year ratable

10/24/22	2,251	$156.16	3 year ratable

10/23/23	2,826	$120.54	3 year ratable

10/28/24	3,851	$121.16	3 year ratable

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